Exhibit 99.1

OP BANCORP REPORTS NET INCOME FOR 2025 FIRST QUARTER
OF $5.6 MILLION AND DILUTED EARNINGS PER SHARE OF $0.37

2025 First Quarter Highlights compared with 2024 Fourth Quarter:
•Financial Results:
◦Net income of $5.6 million, compared to $5.0 million
◦Diluted earnings per share of $0.37, compared to $0.33
◦Net interest income of $17.4 million, compared to $16.9 million
◦Net interest margin of 3.01%, compared to 2.96%
◦Provision for credit losses of $0.7 million, compared to $1.5 million
◦Total assets of $2.51 billion, compared to $2.37 billion
◦Gross loans of $2.04 billion, compared to $1.96 billion
◦Total deposits of $2.19 billion, compared to $2.03 billion
•Credit Quality:
◦Allowance for credit losses to gross loans of 1.24%, compared to 1.27%
◦Net charge-offs(1) to average gross loans(2) of 0.02%, compared to 0.00%
◦Loans past due 30-89 days to gross loans of 0.32%, compared to 0.46%
◦Nonperforming loans to gross loans of 0.51%, compared to 0.40%
◦Criticized loans(3) to gross loans of 1.13%, compared to 1.00%
•Capital Levels:
◦Remained well-capitalized with a Common Equity Tier 1 (“CET1”) ratio of 11.08%
◦Book value per common share increased to $14.09, compared to $13.83
◦Paid quarterly cash dividend of $0.12 per share for the periods
___________________________________________________________
(1)    Annualized.
(2)    Includes loans held for sale.
(3)    Includes Special Mention, Substandard, Doubtful, and Loss categories.
LOS ANGELES, April 24, 2025 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported its financial results for the first quarter of 2025. Net income for the first quarter of 2025 was $5.6 million, or $0.37 per diluted common share, compared with $5.0 million, or $0.33 per diluted common share, for the fourth quarter of 2024, and $5.2 million, or $0.34 per diluted common share, for the first quarter of 2024.

Min Kim, President and Chief Executive Officer:

“We continued to grow our loans by 4.4% and deposits by 8.0% in this quarter while improving net interest margin by 5 basis points. This double-digit annualized growth in loans and deposits, combined with the net interest margin expansion, resulted in our strong performance for this quarter, reporting a 12% increase in diluted earnings per share over the previous quarter,” said Min Kim, President and Chief Executive Officer. “While recently heightened uncertainties about economic conditions and interest rate directions are expected to affect the banking environment in the next few quarters, we remain optimistic about our future growth and performance and will continue to focus on executing our strategic goals.”

SELECTED FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)	As of and For the Quarter			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024		1Q2024
Selected Income Statement Data:
Net interest income	$17,418	$16,929	$15,979	2.9%		9.0%
Provision for credit losses	736	1,547	145	(52.4)		407.6
Noninterest income	4,816	4,417	3,586	9.0		34.3
Noninterest expense	13,814	13,133	12,157	5.2		13.6
Income tax expense	2,124	1,695	2,037	25.3		4.3
Net income	5,560	4,971	5,226	11.8		6.4
Diluted earnings per share	0.37	0.33	0.34	12.1		8.8
Selected Balance Sheet Data:
Gross loans	$2,043,885	$1,956,852	$1,804,987	4.4%		13.2%
Total deposits	2,189,871	2,027,285	1,895,411	8.0		15.5
Total assets	2,512,971	2,366,013	2,234,520	6.2		12.5
Average loans(1)	2,005,044	1,947,653	1,808,932	2.9		10.8
Average deposits	2,083,890	2,029,855	1,836,331	2.7		13.5
Credit Quality:
Nonperforming loans	$10,412	$7,820	$4,343	33.1%		139.7%
Nonperforming loans to gross loans	0.51%	0.40%	0.24%	0.11	%p	0.27	%p
Criticized loans(2) to gross loans	1.13	1.00	0.64	0.13		0.49
Net charge-offs(3) to average gross loans(1)	0.02	0.00	0.01	0.02		0.01
Allowance for credit losses to gross loans	1.24	1.27	1.23	(0.03)		0.01
Allowance for credit losses to nonperforming loans	244	317	510	(73)		(266)
Financial Ratios:
Return on average assets(3)	0.92%	0.84%	0.96%	0.08	%p	(0.04)	%p
Return on average equity(3)	10.73	9.75	10.83	0.98		(0.10)
Net interest margin(3)	3.01	2.96	3.06	0.05		(0.05)
Efficiency ratio(4)	62.13	61.52	62.14	0.61		(0.01)
Common equity tier 1 capital ratio	11.08	11.35	12.34	(0.27)		(1.26)
Leverage ratio	9.22	9.27	9.65	(0.05)		(0.43)
Book value per common share	$14.09	$13.83	$13.00	1.9%		8.4%

(1)Includes loans held for sale.
(2)Includes Special Mention, Substandard, Doubtful, and Loss categories.
(3)Annualized.
(4)Represents noninterest expense divided by the sum of net interest income and noninterest income.

INCOME STATEMENT HIGHLIGHTS
Net Interest Income and Net Interest Margin

($ in thousands)	For the Three Months Ended			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
Interest Income
Interest income	$34,859	$35,051	$32,913	(0.5)%	5.9%
Interest expense	17,441	18,122	16,934	(3.8)	3.0
Net interest income	$17,418	$16,929	$15,979	2.9%	9.0%

($ in thousands)	For the Three Months Ended						Yield Change 1Q2025 vs.
	1Q2025		4Q2024		1Q2024
	Interest and Fees	Yield/Rate(1)	Interest and Fees	Yield/Rate(1)	Interest and Fees	Yield/Rate(1)	4Q2024	1Q2024
Interest-earning Assets:
Loans	$31,689	6.39%	$31,729	6.49%	$30,142	6.69%	(0.10)%	(0.30)%
Total interest-earning assets	34,859	6.04	35,051	6.12	32,913	6.32	(0.08)	(0.28)
Interest-bearing Liabilities:
Interest-bearing deposits	16,608	4.31	17,182	4.60	15,675	4.77	(0.29)	(0.46)
Total interest-bearing liabilities	17,441	4.31	18,122	4.58	16,934	4.76	(0.27)	(0.45)
Ratios:
Net interest income / interest rate spreads	17,418	1.73	16,929	1.54	15,979	1.56	0.19	0.17
Net interest margin		3.01		2.96		3.06	0.05	(0.05)
Total deposits / cost of deposits	16,608	3.23	17,182	3.37	15,675	3.43	(0.14)	(0.20)
Total funding liabilities / cost of funds	17,441	3.27	18,122	3.41	16,934	3.50	(0.14)	(0.23)

(1)Annualized.

($ in thousands)	For the Three Months Ended						Yield Change 1Q2025 vs.
	1Q2025		4Q2024		1Q2024
	Interest & Fees	Yield(1)	Interest & Fees	Yield(1)	Interest & Fees	Yield(1)	4Q2024	1Q2024
Loan Yield Component:
Contractual interest rate	$31,240	6.30%	$31,406	6.42%	$28,877	6.41%	(0.12)%	(0.11)%
Accretion of SBA loan discount(2)	683	0.14	813	0.17	881	0.20	(0.03)	(0.06)
Amortization of net deferred fees	(106)	(0.02)	(47)	(0.01)	54	0.01	(0.01)	(0.03)
Amortization of premium	(490)	(0.10)	(363)	(0.07)	(428)	(0.10)	(0.03)	—
Net interest recognized on nonaccrual loans	43	0.01	(232)	(0.05)	492	0.11	0.06	(0.10)
Prepayment penalty income and other fees(3)	319	0.06	152	0.03	266	0.06	0.03	—
Yield on loans	$31,689	6.39%	$31,729	6.49%	$30,142	6.69%	(0.10)%	(0.30)%

(1)Annualized.

(2)Includes discount accretion from SBA loan payoffs of $329 thousand, $329 thousand and $345 thousand for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(3)Includes prepayment penalty income of $45 thousand, $45 thousand and $115 thousand for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively, from Commercial Real Estate (“CRE”) loans.

First Quarter 2025 vs. Fourth Quarter 2024
Net interest income increased $489 thousand, or 2.9%, primarily due to lower interest expense on interest-bearing deposits, partially offset by lower interest income on loans as our deposit costs repriced faster than our loan yields following the Federal Reserve’s rate cuts from September 2024 through December 2024. Net interest margin was 3.01%, an increase of 5 basis points from 2.96%.
◦A $574 thousand decrease in interest expense on interest-bearing deposits was primarily due to a 29 basis point decrease in average cost of interest-bearing deposits.
◦A $40 thousand decrease in interest income on loans was primarily due to a 10 basis point decrease in average yield on loans.

First Quarter 2025 vs. First Quarter 2024
Net interest income increased $1.4 million, or 9.0%, as higher interest income from a $240.6 million, or 11.5%, increase in average earning assets (loans and interest-bearing deposits in other banks) surpassed higher interest expense from a $210.3 million, or 14.7%, increase in average interest-bearing liabilities (deposits and borrowings). Net interest margin, however, decreased 5 basis points to 3.01% from 3.06%, primarily due to a faster increase in average interest-bearing liabilities over average earnings assets and a faster repricing in deposits costs over loan yields.
◦A $1.5 million increase in interest income on loans was primarily due to a $196.1 million, or 10.8%, increase in average balance, partially offset by a 30 basis point decrease in average yield.
◦A $383 thousand increase in interest income on interest-bearing deposits in other banks was primarily due to a $51.0 million increase in average balance, partially offset by a 93 basis point decrease in average yield.
◦A $933 thousand increase in interest expense on interest-bearing deposits was primarily due to a $240.0 million, or 18.2%, increase in average balance, partially offset by a 46 basis point decrease in average cost.
◦A $426 thousand decrease in interest expense on borrowings was primarily due to a $30 million, or 27.4%, decrease in average balance and a 38 basis point decrease in average cost.

Provision for Credit Losses

($ in thousands)	For the Three Months Ended
	1Q2025	4Q2024	1Q2024
Provision for credit losses on loans	$687	$1,859	$193
Provision for (reversal of) credit losses on off-balance sheet exposure	49	(312)	(48)
Total provision for credit losses	$736	$1,547	$145

First Quarter 2025 vs. Fourth Quarter 2024

The Company recorded $736 thousand in total provision for credit losses, a decrease of $811 thousand, compared with $1.5 million. Provision for credit losses on loans decreased $1.2 million and provision for credit losses on off-balance sheet exposure increased $361 thousand.
Provision for credit losses on loans of $687 thousand was primarily due to an $87.0 million, or 4.4%, increase in loan balances. Home mortgage and CRE loans increased $43.0 million, or 4.4%, and $50.0 million, or 9.8%, respectively, in the first quarter of 2025.
Provision of credit losses on off-balance sheet exposure of $49 thousand was primarily due to an increase in unfunded balance of loans.

First Quarter 2025 vs. First Quarter 2024
The Company recorded $736 thousand in total provision for credit losses, an increase of $591 thousand, compared with $145 thousand. Provision for credit losses on loans increased $494 thousand and provision for credit losses on off-balance sheet exposure increased $97 thousand.

Noninterest Income

($ in thousands)	For the Three Months Ended			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
Noninterest Income
Service charges on deposits	$1,000	$967	$612	3.4%	63.4%
Loan servicing fees, net of amortization	1,007	858	772	17.4	30.4
Gain on sale of loans	2,019	2,197	1,703	(8.1)	18.6
Other income	790	395	499	100.0	58.3
Total noninterest income	$4,816	$4,417	$3,586	9.0%	34.3%

First Quarter 2025 vs. Fourth Quarter 2024
Noninterest income increased $399 thousand, or 9.0%, primarily due to higher other income and loan servicing fees, partially offset by lower gain on sale of loans.

◦Other income was $790 thousand, an increase of $395 thousand from $395 thousand, primarily due to an increase in credit related fees collected and a decrease in unrealized loss of CRA-qualified mutual funds driven by market interest rate changes.
◦Loan servicing fees, net of amortization, were $1.0 million, an increase of $149 thousand from $858 thousand, primarily due to a decrease in servicing fee amortization driven by lower loan payoffs in loan servicing portfolio.
◦Gain on sale of loans was $2.0 million, a decrease of $178 thousand from $2.2 million, primarily due to a lower sold amount partially offset by a higher average premium on sales. The Bank sold $31.1 million in SBA loans at an average premium rate of 8.08%, compared to the sale of $34.7 million at an average premium rate of 7.82%.

First Quarter 2025 vs. First Quarter 2024
Noninterest income increased $1.2 million, or 34.3%, primarily due to higher service charges on deposits, loan servicing fees, gain on sale of loans, and other income.
◦Service charges on deposits were $1.0 million, an increase of $388 thousand from $612 thousand, primarily due to an increase in deposit analysis fees from an increase in the number of analysis accounts.
◦Loan servicing fees were $1.0 million, an increase of $235 thousand from $772 thousand, primarily due to a decrease in servicing fee amortization driven by lower loan payoffs in loan servicing portfolio.
◦Gain on sale of loans was $2.0 million, an increase of $316 thousand from $1.7 million, primarily due to a higher sold amount partially offset by a lower average premium rate. The Bank sold $31.1 million in SBA loans at an average premium rate of 8.08%, compared to the sale of $24.8 million at an average premium rate of 8.33%.
◦Other income was $790 thousand, an increase of $291 thousand from $499 thousand, primarily due to an increase in credit related fees collected and a decrease in unrealized loss of CRA-qualified mutual fund driven by market interest rate changes.

Noninterest Expense

($ in thousands)	For the Three Months Ended			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
Noninterest Expense
Salaries and employee benefits	$8,776	$8,277	$7,841	6.0%	11.9%
Occupancy and equipment	1,581	1,682	1,655	(6.0)	(4.5)
Data processing and communication	296	594	487	(50.2)	(39.2)
Professional fees	407	388	395	4.9	3.0
FDIC insurance and regulatory assessments	487	529	374	(7.9)	30.2
Promotion and advertising	156	82	149	90.2	4.7
Directors’ fees	180	151	157	19.2	14.6
Foundation donation and other contributions	556	480	540	15.8	3.0
Other expenses	1,375	950	559	44.7	146.0
Total noninterest expense	$13,814	$13,133	$12,157	5.2%	13.6%

First Quarter 2025 vs. Fourth Quarter 2024
Noninterest expense increased $681 thousand, or 5.2%, primarily due to higher salaries and employee benefits and other expenses, partially offset by lower data processing and communication.
◦Salaries and employee benefits increased $499 thousand, primarily due to an increase in employee salaries as a result of an increase in our employee headcount to 240 from 231.
◦Other expenses increased $425 thousand, primarily due to an increase in credit related expenses.
◦Data processing and communication decreased $298 thousand, primarily due to a reduction in data processing expenses following our core banking system change completed in the fourth quarter of 2024.

First Quarter 2025 vs. First Quarter 2024
Noninterest expense increased $1.7 million, or 13.6%, primarily due to higher salaries and employee benefits and other expenses, partially offset by lower data processing and communication.
◦Salaries and employee benefits increased $935 thousand, primarily due to increases in salaries and employee benefits as our employee headcount increased to 240 from 228.
◦Other expenses increased $816 thousand, primarily due to an increase in credit related expenses and an increase in customer services expenses related to the increase in the number of analysis accounts.
◦Data processing and communication decreased $191 thousand, primarily due to a reduction in data processing expenses following our core banking system change completed in the fourth quarter of 2024.

Income Tax Expense

First Quarter 2025 vs. Fourth Quarter 2024
Income tax expense was $2.1 million, or an effective tax rate of 27.6%, compared to income tax expense of $1.7 million, or an effective tax rate of 25.4%. The increase in effective tax rate was primarily due to the absence of additional tax benefits from year-end tax provision adjustments in the fourth quarter of 2024.

First Quarter 2025 vs. First Quarter 2024
Income tax expense was $2.1 million, resulting in an effective tax rate of 27.6%, compared to income tax expense of $2.0 million, resulting in an effective tax rate of 28.0%. The decrease in effective tax rate was primarily due to tax benefits recognized from restricted stock awards vested in the first quarter of 2025.

BALANCE SHEET HIGHLIGHTS

Loans

($ in thousands)	As of			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
CRE loans	$1,023,278	$980,247	$905,534	4.4%	13.0%
SBA loans	258,778	253,710	247,550	2.0	4.5
C&I loans	202,250	213,097	147,508	(5.1)	37.1
Home mortgage loans	559,543	509,524	502,995	9.8	11.2
Consumer & other loans	36	274	1,400	(86.9)	(97.4)
Gross loans	$2,043,885	$1,956,852	$1,804,987	4.4%	13.2%

The following table presents new loan originations based on loan commitment amounts for the periods indicated:

($ in thousands)	For the Three Months Ended			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
CRE loans	$58,105	$64,827	$44,595	(10.4)%	30.3%
SBA loans	45,899	36,810	52,379	24.7	(12.4)
C&I loans	28,197	7,783	22,124	262.3	27.4
Home mortgage loans	73,375	17,937	2,478	309.1	2861.1
Consumer & other loans	200	—	—	—	—
Gross loans	$205,776	$127,357	$121,576	61.6%	69.3%

The following table presents changes in gross loans by loan activity for the periods indicated:

($ in thousands)	For the Three Months Ended
	1Q2025	4Q2024	1Q2024
Loan Activities:
Gross loans, beginning	$1,956,852	$1,931,007	$1,765,845
New originations	205,776	127,357	121,576
Purchases	—	—	—
Sales	(31,068)	(34,715)	(24,820)
Payoffs & paydowns	(87,701)	(70,375)	(43,334)
Decrease (increase) in loans held for sale	26	3,578	(14,280)
Total	87,033	25,845	39,142
Gross loans, ending	$2,043,885	$1,956,852	$1,804,987

As of March 31, 2025 vs. December 31, 2024
Gross loans were $2.04 billion as of March 31, 2025, an increase of $87.0 million, or 4.4%, from December 31, 2024, primarily due to new loan originations, partially offset by loan sales, payoffs and paydowns. New loan originations, loan sales, and loan payoffs and paydowns were $205.8 million, $31.1 million, and $87.7 million, respectively, for the first quarter of 2025, compared with $127.4 million, $34.7 million, and $70.4 million, respectively, for the fourth quarter of 2024.

As of March 31, 2025 vs. March 31, 2024
Gross loans were $2.04 billion as of March 31, 2025, an increase of $238.9 million, or 13.2%, from March 31, 2024, primarily due to an increase in new loan originations of $587.0 million, partially offset by loan sales of $133.5 million and loan payoffs and paydowns of $232.5 million.

The following table presents the composition of gross loans by interest rate type accompanied with the weighted average contractual rates as of the periods indicated:

($ in thousands)	As of
	1Q2025		4Q2024		1Q2024
	%	Rate	%	Rate	%	Rate
Fixed rate	32.8%	5.55%	33.2%	5.44%	35.1%	5.17%
Hybrid rate	37.4	5.71	37.0	5.66	32.8	5.22
Variable rate	29.8	8.20	29.8	8.47	32.1	9.16
Gross loans	100.0%	6.40%	100.0%	6.43%	100.0%	6.47%

The following table presents the maturity of gross loans by interest rate type accompanied with the weighted average contractual rates for the periods indicated:

($ in thousands)	As of March 31, 2025
	Within One Year		One Year Through Five Years		After Five Years		Total
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Fixed rate	$172,311	5.89%	$297,273	5.69%	$201,461	5.06%	$671,045	5.55%
Hybrid rate	—	—	206,392	4.44	556,909	6.18	763,301	5.71
Variable rate	85,532	7.90	151,942	7.87	372,065	8.40	609,539	8.20
Gross loans	$257,843	6.55%	$655,607	5.80%	$1,130,435	6.71%	$2,043,885	6.40%

Allowance for Credit Losses

The following table presents allowance for credit losses and provision for credit losses as of and for the periods presented:

($ in thousands)	As of and For the Three Months Ended			Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
Allowance for credit losses on loans, beginning	$24,796	$22,960	$21,993	$1,836	$2,803
Provision for credit losses	687	1,859	193	(1,172)	494
Gross charge-offs	(130)	(29)	(68)	(101)	(62)
Gross recoveries	15	6	11	9	4
Net charge-offs	(115)	(23)	(57)	(92)	(58)
Allowance for credit losses on loans, ending	$25,368	$24,796	$22,129	$572	$3,239

Allowance for credit losses on off-balance sheet exposure, beginning	$360	$672	$516	$(312)	$(156)
Provision for (reversal of) credit losses	49	(312)	(48)	361	97
Allowance for credit losses on off-balance sheet exposure, ending	$409	$360	$468	$49	$(59)

Asset Quality

($ in thousands)	As of and For the Three Months Ended			Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024		1Q2024
Loans 30-89 days past due and still accruing	$6,452	$8,964	$3,904	(28.0)%		65.3%
As a % of gross loans	0.32%	0.46%	0.22%	(0.14)	%p	0.10	%p

Nonperforming loans(1)	$10,412	$7,820	$4,343	33.1%		139.7%
Nonperforming assets(1)	11,649	9,057	5,580	28.6		108.8
Nonperforming loans to gross loans	0.51%	0.40%	0.24%	0.11	%p	0.27	%p
Nonperforming assets to total assets	0.46	0.38	0.25	0.08		0.21

Criticized loans(2)(3)	$23,055	$19,570	$11,564	17.8%		99.4%
Criticized loans to gross loans	1.13%	1.00%	0.64%	0.13	%p	0.49	%p

Allowance for credit losses ratios:
As a % of gross loans	1.24%	1.27%	1.23%	(0.03)	%p	0.01	%p
As a % of nonperforming loans	244	317	510	(73)		(266)
As a % of nonperforming assets	218	274	397	(56)		(179)
As a % of criticized loans	110	127	191	(17)		(81)
Net charge-offs(4) to average gross loans(5)	0.02	0.00	0.01	0.02		0.01

(1)Excludes the guaranteed portion of loans that are in liquidation totaling $14.3 million, $16.3 million and $3.1 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(2)Excludes the guaranteed portion of loans that are in liquidation totaling $17.2 million, $16.3 million and $3.1 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(3)Consists of Special Mention, Substandard, Doubtful and Loss categories.
(4)Annualized.
(5)Includes loans held for sale.
Overall, the Bank’s nonperforming loans and net charge-offs remained relatively low. Our allowance remained adequate with an allowance to gross loans ratio of 1.24%.
◦Loans 30-89 days past due and still accruing were $6.5 million or 0.32% of gross loans as of March 31, 2025, compared with $9.0 million or 0.46% as of December 31, 2024.
◦Nonperforming loans were $10.4 million or 0.51% of gross loans as of March 31, 2025, compared with $7.8 million or 0.40% as of December 31, 2024. The increase of $2.6 million was primarily due to two home mortgage loans totaling $2.1 million. No loss is expected from the loans owing to sufficient equity in the collateral properties. One of the properties is currently in escrow for sale, and the other is listed on the market for sale.
◦Nonperforming assets were $11.6 million or 0.46% of total assets as of March 31, 2025, compared with $9.1 million or 0.38% as of December 31, 2024. OREO remained the same at $1.2 million as of March 31, 2025 and December 31, 2024, which is secured by a mix-use property in Los Angeles Koreatown.
◦Criticized loans were $23.1 million or 1.13% of gross loans as of March 31, 2025, compared with $19.6 million or 1.00% as of December 31, 2024. The increase was primarily due to the aforementioned two home mortgage loans and an SBA loan extended to finance construction of a full-service restaurant in Santa Monica, CA, by an experienced multi-store restaurant owner/operator. The SBA loan is performing, but it was downgraded to Special Mention to account for a longer period needed to complete the construction.
◦Net charge-offs were $115 thousand or 0.02% of average loans in the first quarter of 2025, compared to net charge-offs of $23 thousand, or 0.00% of average loans in the fourth quarter of 2024 and net charge-offs of $57 thousand, or 0.01% of average loans in the first quarter of 2024.

Deposits

($ in thousands)	As of						% Change 1Q2025 vs.
	1Q2025		4Q2024		1Q2024
	Amount	%	Amount	%	Amount	%	4Q2024	1Q2024
Noninterest-bearing deposits	$552,797	25.2%	$504,928	24.9%	$539,396	28.5%	9.5%	2.5%
Money market deposits and others	385,080	17.6	329,095	16.2	327,718	17.3	17.0	17.5
Time deposits	1,251,994	57.2	1,193,262	58.9	1,028,297	54.2	4.9	21.8
Total deposits	$2,189,871	100.0%	$2,027,285	100.0%	$1,895,411	100.0%	8.0%	15.5%

Estimated uninsured deposits	$1,072,753	49.0%	$961,687	47.4%	$805,523	42.5%	11.5%	33.2%

As of March 31, 2025 vs. December 31, 2024
Total deposits were $2.19 billion as of March 31, 2025, reflecting an increase of $162.6 million or 8.0% from December 31, 2024, primarily due to increases of $47.9 million in noninterest-bearing deposits, $56.0 million in money market deposits, and $58.7 million in time deposits. Customers’ preference for high-rate deposit products continued to drive the increase in time deposits and money market deposits. Even with the elevated uncertainty on economic and business outlook in the first quarter of 2025, noninterest-bearing deposits recovered fully from the temporary low balance as of December 31, 2024 continuing the upward trend started from January 2024.
As of March 31, 2025 vs. March 31, 2024
Total deposits were $2.19 billion as of March 31, 2025, an increase of $294.5 million from March 31, 2024, primarily driven by a $223.7 million increase in time deposits and a $57.4 million increase in money market deposits, and a $13.4 million increase in noninterest-bearing deposits. Noninterest-bearing deposits, as a percentage of total deposits, decreased to 25.2% from 28.5%. The composition shift to time deposits was primarily due to customers’ continued preference for high-rate time deposit products in anticipation of the Federal Reserve’s rate cuts in the next few years.

The following table sets forth the maturity of time deposits as of March 31, 2025:

	As of March 31, 2025
($ in thousands)	Within Three Months	Three to Six Months	Six to Nine Months	Nine to Twelve Months	After Twelve Months	Total
Time deposits (greater than $250)	$178,030	$158,269	$130,971	$143,513	$—	$610,783
Time deposits ($250 or less)	206,734	172,099	143,847	116,009	2,522	641,211
Total time deposits	$384,764	$330,368	$274,818	$259,522	$2,522	$1,251,994
Weighted average rate	4.68%	4.60%	4.26%	4.24%	2.83%	4.47%

OTHER HIGHLIGHTS

Liquidity

The Company maintains ample access to liquidity, including highly liquid assets on our balance sheet and available unused borrowings from other financial institutions. The following table presents the Company's liquid assets and available borrowings as of dates presented:

($ in thousands)	1Q2025	4Q2024	1Q2024
Liquidity Assets:
Cash and cash equivalents	$198,861	$134,943	$139,246
Available-for-sale debt securities	182,480	185,909	187,225
Liquid assets	$381,341	$320,852	$326,471
Liquid assets to total assets	15.2%	13.6%	14.6%

Available Borrowings:
Federal Home Loan Bank—San Francisco	$381,456	$401,900	$331,917
Federal Reserve Bank	217,563	215,115	185,913
Pacific Coast Bankers Bank	50,000	50,000	50,000
Zions Bank	25,000	25,000	25,000
First Horizon Bank	25,000	25,000	25,000
Total available borrowings	$699,019	$717,015	$617,830
Total available borrowings to total assets	27.8%	30.3%	27.6%

Liquid assets and available borrowings to total deposits	49.3%	51.2%	49.8%

Capital and Capital Ratios

On April 24, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share of its common stock. The cash dividend is payable on or about May 22, 2025 to all shareholders of record as of the close of business on May 8, 2025. The payment of the dividend is based primarily on dividends from the Bank to the Company, and future dividends will depend on the Board’s assessment of the availability of capital levels to support the ongoing operating capital needs of both the Company and the Bank.

The Company did not repurchase share of its common stock during the first quarter of 2025. Since the announcement of the stock repurchase program in August 2023, the Company has repurchased a total of 428,628 shares of our common stock at an average repurchase price of $9.37 per share through March 31, 2025.

	OP Bancorp(1)	Open Bank	Minimum Well Capitalized Ratio	Minimum Capital Ratio+ Conservation Buffer(2)
Risk-Based Capital Ratios:
Total risk-based capital ratio	12.33%	12.24%	10.00%	10.50%
Tier 1 risk-based capital ratio	11.08	10.99	8.00	8.50
Common equity tier 1 ratio	11.08	10.99	6.50	7.00
Leverage ratio	9.22	9.15	5.00	4.00

(1)The capital requirements are only applicable to the Bank, and the Company's ratios are included for comparison purpose.
(2)An additional 2.5% capital conservation buffer above the minimum capital ratios are required in order to avoid limitations on distributions, including dividend payments and certain discretionary bonuses to executive officers. This buffer does not apply and is not included in the leverage ratio.

OP Bancorp				Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024		1Q2024
Risk-Based Capital Ratios:
Total risk-based capital ratio	12.33%	12.60%	13.59%	(0.27)	%p	(1.26)	%p
Tier 1 risk-based capital ratio	11.08	11.35	12.34	(0.27)		(1.26)
Common equity tier 1 ratio	11.08	11.35	12.34	(0.27)		(1.26)
Leverage ratio	9.22	9.27	9.65	(0.05)		(0.43)
Risk-weighted Assets ($ in thousands)	$2,014,615	$1,941,549	$1,715,186	3.76%		17.46%

ABOUT OP BANCORP
OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.” The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties in California, the Dallas metropolitan area in Texas, and Clark County in Nevada and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates eleven full-service branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Cerritos, Gardena, Buena Park, and Santa Clara, California, Carrollton, Texas and Las Vegas, Nevada. The Bank also has five loan production offices in Pleasanton, California, Atlanta, Georgia, Aurora, Colorado, Lynnwood, Washington, and Fairfax, Virginia. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters set forth herein constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: the impacts of recent wildfires affecting the Los Angeles Basin, which have dramatically affected our customers, communities and employees, and which will have as-yet-unquantified effects upon the value of our loans, the adequacy of our loan loss reserves, and the value of the associated collateral; the effects of substantial fluctuations in, and continuing elevated levels of, interest rates on our borrowers’ ability to perform in accordance with the terms of their loans and on our deposit customers’ expectation for higher rates on deposit products; cybersecurity risks, including the potential for the occurrence of successful cyberattacks and our ability to prevent and to mitigate the harms resulting from any such attacks; the geographic concentration of our customer base and our earning assets; infrastructure risks and similar circumstances that affect our and our customers’ ability to communicate and to engage in routine online banking activities; business and economic conditions, particularly those affecting the financial services industry and our primary market areas; risks of international conflict, terrorism, civil unrest and domestic instability; the continuing effects of inflation and monetary policies, particularly those relating to the decisions and indicators of intent expressed by the Federal Reserve Open Markets Committee, as those circumstances impact our operations and our current and prospective borrowers and depositors; our ability to balance deposit liabilities and liquidity sources (including our ability to reprice those instruments and balancing our borrowings and investments to keep pace with changing market conditions) so as to meet current and expected withdrawals while promoting strong earning capacity; our ability to manage our credit risk successfully and to assess, adjust and monitor the sufficiency of our allowance for credit losses; factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers, the success of construction projects that we finance, including any loans acquired in acquisition transactions; the impacts of credit quality on our earnings and the related effects of increases to the reserve on our net income; our ability effectively to execute our strategic plan and manage our growth; interest rate fluctuations, which could have an adverse effect on our profitability; external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition; continued or increasing competition from other banks and from credit unions and non-bank financial services companies, many of which are subject to less restrictive or less costly regulations than we are; challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; practical and regulatory constraints on the ability of Open Bank to pay dividends to us; our ability to protect and to use our trademarks and related intellectual property; increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all; a failure in the internal controls we have implemented to address the risks inherent to the business of banking; including internal controls that affect the reliability of our publicly reported financial statements; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance, particularly with respect to the effects of predictions of future economic conditions as those circumstances affect our estimates for the adequacy of our allowance for credit losses and the related provision expense; changes in our management personnel or our inability to retain motivate and hire qualified management personnel; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; political developments, uncertainties or instability, catastrophic events, or natural disasters, such as earthquakes, fires, drought, pandemic diseases (such as the coronavirus) or extreme weather events (including but not limited to the above-described wildfires affecting the Los Angeles Metropolitan Area), any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation; compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent filings with the Securities and Exchange Commission.
Contact
Investor Relations
OP Bancorp
Jaehyun Park
EVP & CFO
213.593.4865
jaehyun.park@myopenbank.com

CONSOLIDATED BALANCE SHEETS (unaudited)

($ in thousands)	As of			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
Assets
Cash and due from banks	$12,575	$12,268	$20,513	2.5%	(38.7)%
Interest-bearing deposits in other banks	186,286	122,675	118,733	51.9	56.9
Cash and cash equivalents	198,861	134,943	139,246	47.4	42.8
Available-for-sale debt securities, at fair value	182,480	185,909	187,225	(1.8)	(2.5)
Other investments	16,517	16,437	16,264	0.5	1.6
Loans held for sale	4,555	4,581	16,075	(0.6)	(71.7)
CRE loans	1,023,278	980,247	905,534	4.4	13.0
SBA loans	258,778	253,710	247,550	2.0	4.5
C&I loans	202,250	213,097	147,508	(5.1)	37.1
Home mortgage loans	559,543	509,524	502,995	9.8	11.2
Consumer loans	36	274	1,400	(86.9)	(97.4)
Gross loans receivable	2,043,885	1,956,852	1,804,987	4.4	13.2
Allowance for credit losses	(25,368)	(24,796)	(22,129)	2.3	14.6
Net loans receivable	2,018,517	1,932,056	1,782,858	4.5	13.2
Premises and equipment, net	6,526	5,449	4,971	19.8	31.3
Accrued interest receivable, net	9,871	9,188	8,370	7.4	17.9
Servicing assets	10,848	10,834	11,405	0.1	(4.9)
Company owned life insurance	23,084	22,912	22,399	0.8	3.1
Deferred tax assets, net	13,183	14,893	13,802	(11.5)	(4.5)
Other real estate owned	1,237	1,237	1,237	—	—
Operating right-of-use assets	6,930	7,415	8,864	(6.5)	(21.8)
Other assets	20,362	20,159	21,804	1.0	(6.6)
Total assets	$2,512,971	$2,366,013	$2,234,520	6.2%	12.5%
Liabilities and Shareholders' Equity
Liabilities:
Noninterest-bearing	$552,797	$504,928	$539,396	9.5%	2.5%
Money market and others	385,080	329,095	327,718	17.0	17.5
Time deposits greater than $250	610,783	565,813	451,497	7.9	35.3
Other time deposits	641,211	627,449	576,800	2.2	11.2
Total deposits	2,189,871	2,027,285	1,895,411	8.0	15.5
Federal Home Loan Bank advances	75,000	95,000	105,000	(21.1)	(28.6)
Accrued interest payable	14,994	16,067	12,270	(6.7)	22.2
Operating lease liabilities	9,193	7,857	9,614	17.0	(4.4)
Other liabilities	13,824	14,811	17,500	(6.7)	(21.0)
Total liabilities	2,302,882	2,161,020	2,039,795	6.6	12.9
Shareholders' equity:
Common stock	73,697	73,697	75,957	—	(3.0)
Additional paid-in capital	11,371	11,928	11,240	(4.7)	1.2
Retained earnings	138,563	134,781	124,280	2.8	11.5
Accumulated other comprehensive loss	(13,542)	(15,413)	(16,752)	(12.1)	(19.2)
Total shareholders’ equity	210,089	204,993	194,725	2.5	7.9
Total liabilities and shareholders' equity	$2,512,971	$2,366,013	$2,234,520	6.2%	12.5%

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

($ in thousands, except share and per share data)	For the Three Months Ended			% Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024	1Q2024
Interest income
Interest and fees on loans	$31,689	$31,729	$30,142	(0.1)%	5.1%
Interest on available-for-sale debt securities	1,496	1,551	1,460	(3.5)	2.5
Other interest income	1,674	1,771	1,311	(5.5)	27.7
Total interest income	34,859	35,051	32,913	(0.5)	5.9
Interest expense
Interest on deposits	16,608	17,182	15,675	(3.3)	6.0
Interest on borrowings	833	940	1,259	(11.4)	(33.8)%
Total interest expense	17,441	18,122	16,934	(3.8)	3.0
Net interest income	17,418	16,929	15,979	2.9	9.0
Provision for credit losses	736	1,547	145	(52.4)	407.6
Net interest income after provision for credit losses	16,682	15,382	15,834	8.5	5.4
Noninterest income
Service charges on deposits	1,000	967	612	3.4	63.4
Loan servicing fees, net of amortization	1,007	858	772	17.4	30.4
Gain on sale of loans	2,019	2,197	1,703	(8.1)	18.6
Other income	790	395	499	100.0	58.3
Total noninterest income	4,816	4,417	3,586	9.0	34.3
Noninterest expense
Salaries and employee benefits	8,776	8,277	7,841	6.0	11.9
Occupancy and equipment	1,581	1,682	1,655	(6.0)	(4.5)
Data processing and communication	296	594	487	(50.2)	(39.2)
Professional fees	407	388	395	4.9	3.0
FDIC insurance and regulatory assessments	487	529	374	(7.9)	30.2
Promotion and advertising	156	82	149	90.2	4.7
Directors’ fees	180	151	157	19.2	14.6
Foundation donation and other contributions	556	480	540	15.8	3.0
Other expenses	1,375	950	559	44.7	146.0
Total noninterest expense	13,814	13,133	12,157	5.2	13.6
Income before income tax expense	7,684	6,666	7,263	15.3	5.8
Income tax expense	2,124	1,695	2,037	25.3	4.3
Net income	$5,560	$4,971	$5,226	11.8%	6.4%

Book value per share	$14.09	$13.83	$13.00	1.9%	8.4%
Earnings per share - basic	0.37	0.33	0.34	12.1	8.8
Earnings per share - diluted	0.37	0.33	0.34	12.1	8.8

Shares of common stock outstanding, at period end	14,914,261	14,819,866	14,982,555	0.6%	(0.5)%
Weighted average shares:
- Basic	14,857,234	14,816,416	14,991,835	0.3%	(0.9)%
- Diluted	14,857,234	14,816,416	14,991,835	0.3	(0.9)

KEY RATIOS

	For the Three Months Ended			Change 1Q2025 vs.
	1Q2025	4Q2024	1Q2024	4Q2024		1Q2024
Return on average assets (ROA)(1)	0.92%	0.84%	0.96%	0.08	%p	(0.04)	%p
Return on average equity (ROE)(1)	10.73	9.75	10.83	0.98		(0.10)
Net interest margin(1)	3.01	2.96	3.06	0.05		(0.05)
Efficiency ratio	62.13	61.52	62.14	0.61		(0.01)

Total risk-based capital ratio	12.33%	12.60%	13.59%	(0.27)	%p	(1.26)	%p
Tier 1 risk-based capital ratio	11.08	11.35	12.34	(0.27)		(1.26)
Common equity tier 1 ratio	11.08	11.35	12.34	(0.27)		(1.26)
Leverage ratio	9.22	9.27	9.65	(0.05)		(0.43)

(1)Annualized.

ASSET QUALITY

($ in thousands)	As of and For the Three Months Ended
	1Q2025	4Q2024	1Q2024
Nonaccrual loans(1)	$10,412	$7,820	$4,343
Loans 90 days or more past due, accruing	—	—	—
Nonperforming loans	10,412	7,820	4,343
OREO	1,237	1,237	1,237
Nonperforming assets	$11,649	$9,057	$5,580

Criticized loans(2) by risk categories:
Special mention loans	$7,190	$6,309	$1,415
Classified loans(3)	15,865	13,261	10,149
Total criticized loans	$23,055	$19,570	$11,564

Nonperforming loans / gross loans	0.51%	0.40%	0.24%
Nonperforming assets / gross loans plus OREO	0.57	0.46	0.31
Nonperforming assets / total assets	0.46	0.38	0.25
Classified loans / gross loans	0.78	0.68	0.56
Criticized loans / gross loans	1.13	1.00	0.64

Allowance for credit losses ratios:
As a % of gross loans	1.24%	1.27%	1.23%
As a % of nonperforming loans	244	317	510
As a % of nonperforming assets	218	274	397
As a % of classified loans	160	187	218
As a % of criticized loans	110	127	191

Net charge-offs	$115	$23	$57
Net charge-offs(4) to average gross loans(5)	0.02%	0.00%	0.01%

(1)Excludes the guaranteed portion of loans that are in liquidation totaling $14.3 million, $16.3 million and $3.1 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(2)Excludes the guaranteed portion of loans that are in liquidation totaling $17.2 million, $16.3 million and $3.1 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(3)Consists of Substandard, Doubtful and Loss categories.
(4)Annualized.
(5)Includes loans held for sale.

($ in thousands)	1Q2025	4Q2024	1Q2024
Accruing delinquent loans 30-89 days past due by loan type:
CRE loans	$—	$—	$—
SBA loans	2,483	370	801
C&I loans	—	15	—
Home mortgage loans	3,969	2,774	—
Total 30-59 days	6,452	3,159	801
CRE loans	—	—	—
SBA loans	—	211	211
C&I loans	—	—	—
Home mortgage loans	—	5,594	2,892
Total 60-89 days	—	5,805	3,103
CRE loans	—	—	—
SBA loans	2,483	581	1,012
C&I loans	—	15	—
Home mortgage loans	3,969	8,368	2,892
Total accruing delinquent loans 30-89 days past due	$6,452	$8,964	$3,904

Nonaccrual loans(1) by loan type:
CRE loans	$1,937	$1,943	$319
SBA loans	6,371	5,877	3,807
C&I loans	—	—	—
Home mortgage loans	2,104	—	217
Total nonaccrual loans	$10,412	$7,820	$4,343

Criticized loans(2) by loan type:
CRE loans	$8,988	$9,042	$5,292
SBA loans	11,574	10,128	6,055
C&I loans	389	400	—
Home mortgage loans	2,104	—	217
Total criticized loans	$23,055	$19,570	$11,564

(1)Excludes the guaranteed portion of loans that are in liquidation totaling $14.3 million, $16.3 million and $3.1 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(2)Excludes the guaranteed portion of loans that are in liquidation totaling $17.2 million, $16.3 million and $3.1 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

AVERAGE BALANCE SHEET, INTEREST AND YIELD/RATE ANALYSIS

	For the Three Months Ended
	1Q2025			4Q2024			1Q2024
($ in thousands)	Average Balance	Interest and Fees	Yield/ Rate(1)	Average Balance	Interest and Fees	Yield/ Rate(1)	Average Balance	Interest and Fees	Yield/ Rate(1)
Interest-earning assets:
Interest-bearing deposits in other banks	$124,069	$1,372	4.42%	$120,170	$1,456	4.74%	$73,047	$989	5.35%
Federal funds sold and other investments	16,469	302	7.33	16,478	315	7.63	16,265	322	7.92
Available-for-sale debt securities, at fair value	184,649	1,496	3.24	193,738	1,551	3.20	191,383	1,460	3.05
CRE loans	1,000,426	14,980	6.07	960,639	14,653	6.07	901,262	13,729	6.13
SBA loans	265,953	6,207	9.47	269,842	6,542	9.65	259,368	7,213	11.19
C&I loans	212,106	3,778	7.22	217,816	4,086	7.46	134,893	2,670	7.96
Home mortgage loans	526,326	6,718	5.11	499,151	6,441	5.16	512,023	6,495	5.07
Consumer loans	233	6	9.75	205	7	13.55	1,386	35	10.10
Loans(2)	2,005,044	31,689	6.39	1,947,653	31,729	6.49	1,808,932	30,142	6.69
Total interest-earning assets	2,330,231	34,859	6.04	2,278,039	35,051	6.12	2,089,627	32,913	6.32
Noninterest-earning assets	77,823			85,218			87,586
Total assets	$2,408,054			$2,363,257			$2,177,213

Interest-bearing liabilities:
Money market deposits and others	$353,804	$3,085	3.54%	$335,197	$3,100	3.68%	$367,386	$3,940	4.31%
Time deposits	1,208,032	13,523	4.54	1,151,112	14,082	4.87	954,442	11,735	4.94
Total interest-bearing deposits	1,561,836	16,608	4.31	1,486,309	17,182	4.60	1,321,828	15,675	4.77
Borrowings	78,944	833	4.28	86,525	940	4.32	108,681	1,259	4.66
Total interest-bearing liabilities	1,640,780	17,441	4.31	1,572,834	18,122	4.58	1,430,509	16,934	4.76
Noninterest-bearing liabilities:
Noninterest-bearing deposits	522,054			543,546			514,503
Other noninterest-bearing liabilities	38,014			42,925			39,207
Total noninterest-bearing liabilities	560,068			586,471			553,710
Shareholders’ equity	207,206			203,952			192,994
Total liabilities and shareholders’ equity	$2,408,054			2,363,257			2,177,213

Net interest income / interest rate spreads		$17,418	1.73%		$16,929	1.54%		$15,979	1.56%
Net interest margin			3.01%			2.96%			3.06%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$2,083,890	$16,608	3.23%	$2,029,855	$17,182	3.37%	$1,836,331	$15,675	3.43%
Total funding liabilities / cost of funds	2,162,834	17,441	3.27	2,116,380	18,122	3.41	1,945,012	16,934	3.50

(1)Annualized.
(2)Includes loans held for sale.